Exhibit 99.1

BARINGS LLC ADOPTS 10B5-1 PURCHASE PLAN
CHARLOTTE, N.C., September 24, 2018 - Barings BDC, Inc. (NYSE: BBDC) announced today that Barings LLC (“Barings”) has entered into a 10b5-1 Purchase Plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended (the “Plan”). Pursuant to the Plan, an independent broker will make purchases of shares of the common stock (the “Shares”) of Barings BDC, Inc., a business development company externally managed by Barings, on the open market on behalf of Barings in accordance with purchase guidelines specified in the Plan.
The Plan was established in accordance with Barings’ obligation under the Stock Purchase and Transaction Agreement, dated as of April 3, 2018, by and between Barings BDC, Inc. and Barings to enter into a trading plan pursuant to which Barings commits to purchase $50,000,000 in value of Shares in open market transactions through an independent broker.
The Plan shall commence today (the “Effective Date”) and terminate upon the earliest to occur of (i) two years following the Effective Date (tolled for periods during which the Plan is suspended), (ii) the end of the trading day on which the aggregate purchase price for all Shares purchased under the Plan equals $50,000,000 and (iii) the occurrence of certain other events described in the Plan.
Transactions under the Plan will be disclosed by Barings through filings made pursuant to Securities and Exchange Commission rules.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC, Inc. seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. Barings BDC, Inc.’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $306 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $306+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of their clients. Barings builds lasting partnerships that leverage their distinctive expertise across traditional and alternative asset classes to deliver innovative solutions and exceptional service. Part of MassMutual, Barings maintains a strong global presence with over 1,800 professionals and offices in 16 countries. Learn more at www.barings.com.

*As of June 30, 2018
Media Contact:
Kelly Smith, Media Relations, Barings, (980) 417-5648, kelly.smith@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, (888) 401-1088